CA, Inc. Names William E. McCracken Chief Executive Officer

ISLANDIA, N.Y., January 28, 2010 – The Board of Directors of CA, Inc. (NASDAQ: CA) today announced the unanimous election of William E. McCracken, as CA’s chief executive officer.  McCracken previously served as executive chairman since John A. Swainson’s retirement was announced in September 2009.  McCracken now holds both the CEO and chairman of the board positions at the Company.

“Over the past five months, Bill has helped direct the day-to-day management of CA and has been integral in developing and executing the strategy to position the Company for market leadership,” said Gary J. Fernandes, lead independent director at CA, who headed the Board search committee.  “We had the benefit of watching him lead the Company and it became evident to us that Bill McCracken has the knowledge, industry expertise, and experience to take CA to the next level.  The Board unanimously decided that Bill was the best choice to sustain the Company’s momentum and lead it going forward.”

“I am honored to be selected as CEO by the board of directors of CA,” said McCracken.  “Through the years, and especially over the past five months, I have seen firsthand the passion and dedication that the CA team brings to its customers each and every day.  We have great people, products and a clear strategy that will not only unlock the full potential of CA, but will guide our growth today and in the future.”

McCracken, 67, joined CA’s Board of Directors in 2005 and became non-executive chairman in 2007.  Prior to joining CA, McCracken held numerous executive positions at IBM during his 36-year tenure, most recently as a member of the Chairman's Worldwide Management Council and general manager of IBM's printing division.  He previously served as president of IBM's EMEA and Asia PC Company and as general manager of marketing, sales and distribution for IBM PC Company.

McCracken has been the president of Executive Consulting Group, LLC, and was a director of IKON Office Solutions.  He is also a participant in the Chairmen’s Forum of the Millstein Center for Corporate Governance and Performance at the Yale School of Management.  In 2009, McCracken was named by the NACD Directorship as one of the top 100 most influential people in the boardroom.

About CA

CA (NASDAQ: CA), the world's leading independent IT management software company, helps customers optimize IT for better business results. CA's Enterprise IT Management solutions for mainframe and distributed computing enable Lean IT—empowering organizations to more effectively govern, manage and secure their IT operations. For more information, visit www.ca.com.

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Cautionary Statement Regarding Forward-Looking Statements

We have assessed and will continue to assess the impact on our business of the general economic downturn and the related impact on the financial services sector in particular. Approximately one third of our revenue comes from arrangements with financial institutions (i.e., banking, brokerage and insurance companies). The majority of these arrangements are for the renewal of mainframe capacity and maintenance associated with transactions processed by such financial institutions. While we cannot predict what impact there may be on our business from further consolidation of the financial industry sector, or the impact from the economy in general on our business, to date the impact has not been material to our balance sheet, results of operations or cash flows. The vast majority of our subscription and maintenance revenue in any particular reporting period comes from contracts signed in prior periods, generally pursuant to contracts ranging in duration from three to five years.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: global economic factors or political events beyond the Company's control; general economic conditions, including concerns regarding a global recession and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; impact of revenue recognition accounting policies on operating results; failure to expand channel partner programs; ability to adequately manage and evolve financial reporting and managerial systems and processes; ability to successfully integrate acquired companies and products into existing businesses; competition in product and service offerings and pricing; ability to retain and attract qualified key personnel; rapid technological and market changes; dependence on third party operating systems and software; use of software from open source code sources; discovery of errors in the Company's software and potential product liability claims; significant amounts of debt and possible future credit rating changes; the failure to protect the Company's intellectual property rights and source code; the timing of orders from customers and channel partners; reliance upon large transactions with customers; sales to government customers; breaches of the Company’s software products and the Company’s and customers’ data centers and IT environments; lack of market growth in key product areas; use of third party microcode; third party claims of intellectual property infringement or royalty payments; fluctuations in foreign currencies; failure to successfully execute restructuring plans and related sales model changes; successful outsourcing of various functions to third parties; potential tax liabilities; and these factors and the other factors described more fully in the Company's filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2010 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Press Contact

Bill Hughes
CA, Inc.
212-415-6828
William.Hughes@ca.com